Synergen Law Group
A Professional Law Corporation

September 15, 2009

Ms. Galina Birca, CEO
Ecochild, Inc.
40 Warren Street, 3rd Floor
Charlestown, MA 02129

Re: Legal Opinion Pursuant to SEC Form S-1
Registration Statement – Ecochild, Inc.

Dear Ms. Birca:

At your request, we are rendering this opinion in connection with a proposed sale by 29 individual shareholders (the "Selling Shareholders"), of Ecochild, Inc. (the "Company") of up to 3,625,000 shares of common stock, $0.001 par value (the "Common Stock"). The Selling Shareholders are identified in the Registration Statement on Form S-1.

I have examined instruments, documents and records, which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. I have done so in light of the federal laws of the United States of America as well as Nevada law, including without limitation, the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination and the applicable U.S. laws and the laws of the State of Nevada, I am of the opinion that 3,625,000 shares of Common Stock to be sold by the Selling Shareholders are duly authorized shares of Common Stock which have been legally issued, fully paid and non-assessable. I am also of the opinion that the Shares, when sold after the effectiveness of the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the prior filing of this opinion as an exhibit to the Registration Statement, as may be amended from time to time. We also consent to the reference to my name and this firm under the heading "Experts" in the prospectus which forms a part of the Registration

744 Otay Lakes Road, #143
Chula Vista, CA 91910

Tel. 619.475.7882
Fax. 619.512.5184

Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Regards,
SYNERGEN LAW GROUP

Karen A. Batcher, Esq.
kbatcher@synergenlaw.com